Exhibit 99.1

FOR:	INTERPOOL, INC.

FOR IMMEDIATE RELEASE

CONTACT:	Mitchell I. Gordon Executive Vice President & Chief Financial Officer (212) 916-3284 Morgen-Walke Associates Christine Mohrmann, Lauren Levine Media contact: Steve DiMattia (212) 850-5600

INTERPOOL, INC. NAMED TO THE FORBES 200 BEST SMALL COMPANIES LIST

PRINCETON, NJ, October 16, 2001 - Interpool, Inc. (NYSE: IPX) announced today that it has been named to Forbes Magazine’s list of “200 Best Small Companies in America.” The list appears in the publication’s Oct. 29, 2001 issue.

According to Forbes, the ranking is determined by weighing a combination of return on equity, sales, and earnings-per-share growth, with each measured during the past five years and the most recent four quarters.

Martin Tuchman, Chairman and Chief Executive Officer of Interpool, commented: “The ranking of Interpool among the 200 Best Small Companies in America by Forbes Magazine is further testament to the success of our business. A focus on our core leasing operations, a disciplined approach to investing in new assets, and dedicated employees have contributed significantly to our long-term growth, ultimately allowing us to provide value to our shareholders.”

Interpool, originally founded in 1968, is one of the world’s leading suppliers of equipment and services to the transportation industry. It is the largest lessor of intermodal container chassis in the United States and a world-leading lessor of cargo containers used in international trade. Interpool operates from over 90 locations throughout the world.

This Press Release contains certain forward-looking statements regarding future circumstances. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements, including in particular the risks and uncertainties described in the company’s SEC filings. The company undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof.

Note: This press release and other press releases and information can be viewed at the Company’s website at www.interpool.com.

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